Ernie Barnes
(b. 1938 - 2009)



Masterworks sold a similar Barnes painting in 2023 for $600,000, delivering 20.3% total net returns to investors after just 76 days held. Past performance is not indicative of future returns, see Investment Thesis.

INVESTMENT THESIS

Initial Offering Price
$369,000

Offering Circular
sec.gov

Similar Auction Sales | Record Price


$1.0m
$0.8m
$0.6m
$0.4m
$0.2m
$0.0m
09
12
15
18
21
24

Price Appreciation of Similar Works
35.9%

Sharpe Ratio (2013-2023)	watch video
Ernie Barnes	Not enough data
S&P 500	1.07

74% Progress

INVEST NOW



Ernie Barnes

(b. 1938 - 2009)

Why we like this offering

1. The Artwork is a small-scale, single figure example of Ernie Barnes' Basketball series, which features young Black men playing basketball in rural southern landscapes with makeshift hoops made from wooden peach baskets.
2. The series merges Barnes' experience as a professional athlete with his social upbringing as a young Black man in the south who attended rhythm and blues dance halls and played basketball recreationally.
3. Auction records for artworks similar in scale, style, and period are led by *One-On-None* (1979), which sold for $945,000 at Christie's New York on November 17, 2022, followed by *High Aspirations* (1971), which sold for $857,750 at Bonhams New York on November 7, 2023, and *The Shot* (1985), which sold for $508,500 at Bonhams New York on May 25, 2023.
4. Just one day after Masterworks acquired the Artwork, a directly comparable work sold at Phillips Auction in New York for $444,500, over $100,000 more than our purchase price.
5. In December 2023, Masterworks exited another Ernie Barnes painting, returning a total net return of 20.3% to holders of Class A shares from the primary offering after a 76 day holding period.
6. Legendary hedge fund manager Bill Perkins purchased Barnes' iconic painting, *The Sugar Shack* for 75 times its high estimate in May 2022. While unrelated to our offering, the record sale price was an encouraging signal for Barnes' market.

"Annualized net return" or "IRR" refers to the annualized internal rate of return net of all fees and expenses, calculated from the offering closing date to the date the sale is consummated. IRR may not be indicative of Masterworks paintings not yet sold and past performance is not indicative of future results. For additional information regarding the calculation of IRR for a particular investment in an artwork that has been sold, a reconciliation will be filed as an exhibit to Form 1-U and will be available on the SEC's website at www.sec.gov.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2024 Total Auction Sales	2024 Auction Lots Sold	All Time Record Price
$665,169	5	$13,000,000

Turnover by Year


23M
17.3M
11.5M
5.8M
13 14 15 16 17 18 19 20 21 22 23 24

Lots Auctioned

Sold Unsold


26
19.5
13
6.5
13 14 15 16 17 18 19 20 21 22 23 24

Initial Offering Price	**$369,000**
Offering Circular	sec.gov/edgar

Painting



About Ernie Barnes

Ernie Barnes (b. 1938, North Carolina - d. 2009, California) is a former NFL player turned artist recognized for his lively paintings of everyday Black joy. Barnes played for the Baltimore Colts, Titans of New York, San Diego Chargers, and Denver Broncos before a career-ending injury, which led him to pursue art full-time. He used his intimate knowledge of how the body moves from playing sports to capture the energy of figures in motion and defined his graceful elongated figurative style as “neo-mannerist.” His most famous work, The Sugar Shack (1976), was featured on the cover of Marvin Gaye’s I Want You album and in the sitcom Good Times.

INVEST NOW

ERNIE BARNES

b. 1938 — d. 2009, UNITED STATES



$369,000

INITIAL OFFERING

35.9%

ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]

42.0%

ANNUAL APPRECIATION OF RECORD PRICES[3]

Acrylic on canvas | 36 × 18 in.

Ernie Barnes is a former NFL player turned artist recognized for his lively paintings of everyday Black joy.

The Artwork is a small-scale, single figure example of Ernie Barnes' Basketball series, which features young Black men playing basketball in rural southern landscapes with makeshift hoops made from wooden peach baskets. The series merges his experience as a professional athlete with his social upbringing as a young Black man in the south who attended rhythm and blues dance halls and played basketball recreationally. Ernie Barnes painted figures in a style he defined as "neo-mannerist," which captures the human body in motion with elongated limbs and closed eyes. The Artwork illustrates a Black male figure mid-air as he twists his long-limbed body into a graceful aerodynamic position to gently release a basketball into a makeshift hoop. The figure is bare-foot and wears a white t-shirt and blue jeans. In the background, a single, old country house in a brown, dirt landscape stands against a neutral, creamy off-white sky. The canvas is framed by a rustic, wooden plank frame made by the Artist. Just one day after Masterworks acquired the Artwork, a directly comparable work sold at Phillips Auction in New York for $444,500, over $100,000 more than our purchase price. Auction records for artworks similar in scale, style, and period are led by One-On-None (1979), which sold for $945,000 at Christie's New York on November 17, 2022, followed by High Aspirations (1971), which sold for $857,750 at Bonhams New York on November 7, 2023, and The Shot (1985), which sold for $508,500 at Bonhams New York on May 25, 2023.

The Estate of Ernie Barnes is represented by Ortuzar Projects. Despite Ernie Barnes' success as a sports artist during his lifetime, he did not achieve institutional recognition or mainstream success in the art market until more recently. From 2018 to 2019, a retrospective of Barnes' work traveled from the California African American Museum to the North Carolina Museum of History. In 2020, UTA Artist Space in Los Angeles also mounted a comprehensive survey of the artist titled Liberating Humanity from Within. His work is now represented in the numerous public collections, including the African American Museum in Philadelphia, California African American Museum in Los Angeles, the Pro Football Hall of Fame in Canton, Ohio, BYU Museum of Art in Provo, Utah, North Carolina Central University Art Museum in Durham, the American Sport Art Museum and Archives in Daphne, Alabama, among many others. Barnes' auction market is characterized by a low level of auction volume based on $9.8 million in total sales over the previous year ending on December 31, 2023, based on publicly available auction records as tracked by third-party data sources. The artist's auction records are led by The Sugar Shack (1976), which sold for $15,275,000 at Christie's New York on May 12, 2022, followed by Storm Dance (1977), which sold for $2,340,000 at Christie's New York on May 13, 2022, and Main Street Pool Hall (1978), which sold for $1,808,154 (£ 1,482,000) at Christie's London on June 28, 2022.

THE ARTIST'S AUCTION RECORDS ARE LED BY THE SUGAR SHACK (1976), WHICH SOLD FOR $15,275,000 AT CHRISTIE'S NEW YORK ON MAY 12, 2022, FOLLOWED BY STORM DANCE (1977), WHICH SOLD FOR $2,340,000 AT CHRISTIE'S NEW YORK ON MAY 13, 2022, AND MAIN STREET POOL HALL (1978), WHICH SOLD FOR $1,808,154 (£ 1,482,000) AT CHRISTIE'S LONDON ON JUNE 28, 2022.

AUCTION RESULTS FOR SIMILAR WORKS[2]


945000
857750
508500
508500
444500
403200
378000
356100
262500
108000
57500
42000
30000
9150
9000
19200
1/1/2012
1/1/2014
1/1/2016
1/1/2018
1/1/2020
1/1/2022
1/1/2024
Implied Historical Growth

Ernie Barnes (b. July 15, 1938, Durham, North Carolina, d. April 27, 2009, Los Angeles, California) is a former NFL player turned artist recognized for his lively paintings of everyday Black joy. Born at the height of Jim Crow, Barnes could not visit museums as a child; however, he developed an early interest in art history by reading books at the house of a prominent attorney where his mother managed the household staff. Barnes kept a sketchbook throughout school and studied painting at the North Carolina College at Durham (now North Carolina Central University) while he attended on a full scholarship to play football. He was drafted to the NFL in 1959 and played for the Baltimore Colts, Titans of New York, San Diego Chargers, and Denver Broncos. After a career-ending injury in 1965, he decided to pursue art full-time. Sonny Werblin, then owner of the New York Jets, was so impressed by Barnes' talent that he retained the artist as a salaried athlete to paint rather than play for his team. In 1966, Werblin hosted Barnes' first solo exhibition at the Grand Central Arts Gallery in New York. Barnes used his intimate knowledge of how the body moves from playing sports to capture the energy of figures in motion. He painted from memory and defined his graceful elongated figurative style as "neo-mannerist." His most famous work, The Sugar Shack (1976), was featured on the cover of Marvin Gaye's I Want You album and in the sitcom Good Times. He successfully combined his passions for sports and art, creating numerous commissions for the NBA, NFL, and other athletic organizations, which earned him the first Sports Artist of the Year award from the United States Sports Academy in 1985 and America's Best Painter of Sports award from the American Sport Art Museum and Archives in 2004. In 1990, he was awarded an honorary doctorate of fine arts from North Carolina Central University and in 1999, the University of North Carolina Board of Governors honored him with the University Award. Barnes passed away on April 27, 2009, in Los Angeles, California.




ERNIE BARNES

ERNIE BARNES



IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized appreciation rate for a given artwork based on its purchase and sale at auction, including buyer's commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase, or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money. This video is not an offer of investment advice or a recommendation to buy or sell a particular security.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Ernie Barnes with the following criteria: Paintings of single figures playing basketball created before 1990. The data was sourced from the Masterworks public sale database based on publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Ernie Barnes have a record price compound annual growth rate ("CAGR") of 42.0% from October 19, 1999 to June 30, 2024. This calculation is based on (i) a record price of $2,250 on October 19, 1999 the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $13,000,000, the most recent record price as of June 30, 2024, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

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